Lake Shore Bancorp, Inc. Announces

Third Quarter 2026 Financial Results

DUNKIRK, N.Y. — October 21, 2026 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Bank (the “Bank”), reported unaudited net income of $2.3 million, or $0.31 per diluted share, for the third quarter of 2026 compared to net income of $2.4 million, or $0.32 per diluted share, for the third quarter of 2025. For the first nine months of 2026, unaudited net income was $6.4 million, or $0.87 per diluted share, versus $5.3 million, or $0.70 per diluted share, in 2025. Higher net interest income benefited third-quarter and nine-month 2026 results, partly offset by a higher provision for credit losses. The modest year-over-year decline in third-quarter net income and diluted earnings per share primarily was attributed to two one-time, nonrecurring, non-interest income events recognized in third-quarter 2025.

"I am pleased with our third quarter results and our continued focus on core banking operations, expanding net interest margin, and disciplined expense management,” said Kim C. Liddell, President and CEO. “We aim to build on this momentum while preserving a strong capital position and supporting our customers, communities, and stockholders."

Third Quarter 2026 and Year-to-Date Financial Highlights:

•
When compared to the second quarter of 2026, net income increased to $2.3 million during the third quarter of 2026, an increase of $141,000, or 6.5%. Net income was positively impacted by an increase in net interest income of $248,000, or 3.6%, when compared to the second quarter of 2026;
•
When compared to the third quarter of 2025, net income decreased to $2.3 million during the third quarter of 2026, a decrease of $45,000, or 1.9%. While net income was positively impacted by an increase in net interest income of $786,000, or 12.4%, it was more than offset by an increase in the provision for credit losses of $559,000, and a decrease in non-interest income of $273,000, or 25.6%, which included a one-time death benefit on bank-owned life insurance;
•
Net income increased to $6.4 million during the first nine months of 2026, an increase of $1.1 million, or 20.1%, when compared to the first nine months of 2025. Net income was positively impacted by an increase in net interest income of $2.8 million, or 15.3%, when compared to the first nine months of 2025;
•
Net interest margin increased to 4.17% during the third quarter of 2026, an increase of 11 basis points when compared to net interest margin of 4.06% during the second quarter of 2026 and an increase of 45 basis points when compared to net interest margin of 3.72% during the third quarter of 2025;
•
Efficiency ratio improved to 60.95% for the quarter ended September 30, 2026, a decrease of 282 basis points as compared to 63.77% for the quarter ended June 30, 2026 and a decrease of 431 basis points when compared to 65.26% for the quarter ended September 30, 2025;
•
Repurchased 105,090 shares of common stock under the Company's share repurchase plan, for an average cost of $17.92 per share, inclusive of fees and costs, during the third quarter of 2026;
•
Annualized return on average assets increased to 1.25% for the quarter ended September 30, 2026, an increase of six basis points as compared to 1.19% for the quarter ended June 30, 2026;
•
Book value per share increased 0.6% to $18.20 per share at September 30, 2026, as compared to $18.10 per share at December 31, 2025;

•
Non-performing assets as a percentage of total assets increased slightly to 0.24% at September 30, 2026, as compared to 0.23% at December 31, 2025; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 17.56% and a Total Risk-Based Capital ratio of 23.89% at September 30, 2026.

Net Interest Income

Net interest income for the third quarter of 2026 increased by $248,000, or 3.6%, to $7.1 million as compared to $6.9 million for the second quarter of 2026 and increased $786,000, or 12.4%, as compared to $6.4 million for the third quarter of 2025. Annualized net interest margin was 4.17% for the third quarter of 2026, as compared to 4.06% for the second quarter of 2026 and 3.72% for the third quarter of 2025.

Net interest income for the first nine months of 2026 increased $2.8 million, or 15.3%, to $20.7 million as compared to $17.9 million for the first nine months of 2025. Annualized net interest margin was 4.08% for the first nine months of 2026, as compared to 3.68% for the first nine months of 2025.

Interest income for the third quarter of 2026 was $9.6 million, an increase of $246,000, or 2.6%, compared to $9.4 million for the second quarter of 2026, and an increase of $283,000, or 3.0%, compared to $9.4 million for the third quarter of 2025. Interest income was $28.1 million for the first nine months of 2026, an increase of $1.3 million, or 4.7%, when compared to $26.8 million for the first nine months of 2025.

The increase in interest income from the prior quarter was primarily due to a nine basis point increase in the average yield on interest-earning assets and a $6.8 million, or 1.0%, increase in the average balance of interest-earning assets. Interest earned on loans increased by $241,000, or 2.8%, due to an eight basis point increase in the average yield on loans and an $8.5 million, or 1.5%, increase in the average balance of loans. Interest earned on interest-earning deposits increased by $15,000, or 2.6%, due to a $474,000, or 0.7%, increase in the average balance of interest-earning deposits and a six basis point increase in the average yield earned on interest-earning deposits.

The increase in interest income from the prior year quarter was primarily due to a 15 basis point increase in the average yield on interest-earning assets, along with a $2.1 million, or 0.3%, increase in the average balance of interest-earning assets. During the third quarter of 2026 as compared to the same period in 2025, there was a $512,000, or 6.2%, increase in interest income on loans due to a 22 basis point increase in the average yield on loans and a $13.1 million, or 2.4% increase in the average balance of loans. This increase was partially offset by a $202,000, or 25.5%, decrease in interest income on interest-earning deposits due to a $7.9 million decrease in the average balance of interest-earning deposits and a 71 basis point decrease in the average yield on interest-earning deposits.

The increase in interest income during the first nine months of 2026 as compared to the previous year period was primarily due to an increase in the average balance of interest-earning assets of $26.4 million, or 4.1%. Interest earned on loans increased by $986,000, or 4.0%, due to an increase in the average balance of loans of $8.1 million, or 1.5%, along with a 14 basis points increase in the average yield earned on loans. Interest earned on interest-earning deposits increased by $339,000, or 26.1%, primarily due to a $19.9 million, or 48.1%, increase in the average balance of interest-earning deposits, partially offset by a 62 basis point decrease in the average yield earned on interest-earning deposits.

Interest expense for the third quarter of 2026 was $2.5 million, a decrease of $2,000, or 0.1%, from the second quarter of 2026, and a decrease of $503,000, or 16.8%, from $3.0 million for the third quarter of 2025. Interest expense for the first nine months of 2026 was $7.4 million, a decrease of $1.5 million, or 16.9%, from $8.9 million for the first nine months of 2025.

The decrease in interest expense when compared to the previous quarter was primarily due to a decrease in the average balance of interest-bearing liabilities of $1.0 million, or 0.2%, while the average interest rate paid on interest-bearing liabilities remained flat. During the third quarter of 2026, as compared to the previous quarter, interest expense on deposits decreased by $5,000, or 0.2%, due to a $1.6 million, or 0.3%, decrease in the average balance of interest-bearing deposits, partially offset by a one basis point increase in the average interest rate paid on interest-bearing deposit accounts. Average interest-bearing deposit balances decreased due to a decrease in the average balance of time deposits and savings accounts, partially offset by an increase in the average balances of money market and demand accounts. The decrease in interest paid on interest-bearing deposit accounts was impacted by a $3.1 million, or 1.5%, decrease in the average balance of time deposits, partially offset by a $1.8 million, or 1.2%, increase in the average balance of money market accounts. The average interest rate paid on deposit accounts increased one basis point during the third quarter of 2026, when compared to the previous quarter primarily due to a four basis point increase in the average interest rate paid on time deposits.

The decrease in interest expense when compared to the prior year quarter was primarily due to a 38 basis points decrease in the average interest rate paid on interest-bearing liabilities and a $7.9 million, or 1.6%, decrease in the average balance of interest-bearing liabilities. The decrease in the average interest rate paid on interest-bearing liabilities was primarily due to a decrease in the average interest rate paid on deposit accounts as the result of a decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. During the third quarter of 2026 as compared to the same period in 2025, interest expense on deposits decreased by $499,000, or 16.8%, due to a 37 basis points decrease in the average interest rate paid on interest-bearing deposit accounts and a $9.3 million, or 1.9%, decrease in the average balance of interest-bearing deposits. Average interest-bearing deposit balances decreased due to decreases in all deposit categories other than savings accounts.

Interest expense for the first nine months of 2026 was $7.4 million, a decrease of $1.5 million, or 16.9%, from $8.9 million for the first nine months of 2025. The decrease in interest expense was primarily due to a 36 basis points decrease in the average interest rate paid on interest-bearing liabilities and a decrease in the average balance of interest-bearing liabilities of $12.2 million, or 2.5%. The decrease in the average interest rate paid on interest-bearing liabilities was primarily due to a decrease in the average interest rate paid on deposit accounts as the result of a decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. During the first nine months of 2026, there was a $1.4 million decrease in interest expense on interest-bearing deposit accounts when compared to the first nine months of 2025 due to a 35 basis points decrease in the average interest rate paid on interest-bearing deposits along with a decrease in the average balance of interest-bearing deposits of $11.1 million, or 2.3%. Average interest-bearing deposit balances decreased due to a decrease in all deposit categories.

Non-Interest Income

Non-interest income was $792,000 for the third quarter of 2026, an increase of $43,000, or 5.7%, as compared to $749,000 for the second quarter of 2026, and a decrease of $273,000, or 25.6%, as compared to $1.1 million for the third quarter of 2025. The increase from the prior quarter was primarily due to a $34,000 increase in other income related to a one-time payment received from a vendor. The decrease from the prior year quarter was primarily due to a $212,000 decrease in earnings on bank-owned life insurance as the result of a one-time death benefit occurring in the previous year, and a $79,000 decrease in gain on equity securities that were held in the prior year.

Non-interest income was $2.2 million for the first nine months of 2026, a decrease of $346,000, or 13.4%, as compared to $2.6 million for the first nine months of 2025. The decrease was primarily due to a $190,000 decrease in gain on equity securities that were held in the prior year and a $160,000 decrease in earnings on bank-owned life insurance as the result of a one-time death benefit occurring in the previous year.

Non-Interest Expense

Non-interest expense was $4.8 million for the third quarter of 2026, a decrease of $38,000, or 0.8%, as compared to $4.9 million for the second quarter of 2026, and a decrease of $8,000, or 0.2%, as compared to $4.8 million for the third quarter of 2025. The decrease from the prior quarter was primarily due to a decrease in data processing costs of $73,000, or 17.1% and a decrease in occupancy and equipment costs of $25,000, or 3.9%, nearly offset by an increase in other expenses, including donations and other operating expenses, of $40,000, or 16.7%. The decrease from the third quarter of 2025 was primarily related to a decrease in data processing costs of $161,000, or 31.3%, as we renegotiated our contract with our core processor in 2026, a decrease in professional services of $35,000, or 11.6%, and a decrease in postage and supplies of $28,000, or 29.8%, nearly offset by an increase in the cost of health insurance, taxes, and other non-salary benefits of $235,000, or 8.2%.

Non-interest expense was $14.8 million for the first nine months of 2026, an increase of $485,000, or 3.4%, as compared to $14.3 million for the first nine months of 2025. The increase related primarily to an increase in the cost of health insurance, taxes, and other non-salary benefits of $863,000, or 10.0%, partially offset by a decrease in data processing costs of $290,000, or 20.3%, as we renegotiated our contract with our core processor in 2026, and professional services of $72,000, or 8.3%, as a result of management's efforts to optimize operating expenses.

Income Tax Expense

Income tax expense was $494,000 for the third quarter of 2026, an increase of $17,000, or 3.6%, as compared to $477,000 for the second quarter of 2026, and an increase of $7,000, or 1.4%, as compared to $487,000 for the third quarter of 2025. The effective tax rate was 17.6% for the third quarter of 2026 as compared to 18.0% for the second quarter of 2026 and 17.1% for the third quarter of 2025. The increase in income tax expense from the prior quarter was primarily related to the increase in pre-tax income earned during the current quarter, partially offset by a decrease in the effective tax rate as the result of discrete deductions related to the exercise of stock options in the third quarter of 2026. The increase from the prior year quarter was primarily due to an increase in the effective tax rate, as the result of the decline in non-taxable earnings on bank owned life insurance during the third quarter of 2026 as compared to the third quarter of 2025.

Income tax expense was $1.4 million for the first nine months of 2026, an increase of $329,000, or 30.7%, as compared to $1.1 million for the first nine months of 2025. The effective tax rate was 17.9% for the first nine months of 2026 and 16.7% for the first nine months of 2025. The increase in income tax expense from the first nine months of 2025 was primarily related to the increase in pre-tax income earned during the first nine months of 2026. The increase in the effective tax rate during the first nine months of 2026 was primarily due to an increase in taxable income earned during the first nine months of 2026.

Credit Quality

The Company’s allowance for credit losses on loans was $5.3 million as of September 30, 2026 as compared to $4.9 million as of December 31, 2025. The Company’s allowance for credit losses on unfunded commitments was $264,000 as of September 30, 2026 as compared to $361,000 as of December 31, 2025. Non-performing assets as a percent of total assets increased to 0.24% at September 30, 2026 as compared to 0.23% at December 31, 2025, primarily due to an increase in non-performing assets of $82,000, or 4.9%. The Company’s allowance for credit losses on loans as a percent of loans at amortized cost was 0.91% and 0.87% and its allowance for credit losses on loans as a percent of non-performing loans was 307.93% and 290.71% at September 30, 2026 and December 31, 2025, respectively.

The Company recorded a $290,000 provision for credit losses during the third quarter of 2026 and recorded a provision for credit losses of $296,000 for the first nine months of 2026. Of the amount recorded for the third quarter of 2026, $505,000 related to a provision recorded to the allowance for credit losses on the loan portfolio, net of charge-offs and recoveries, which was partially offset by a $231,000 credit to the provision recorded to the allowance for credit losses on unfunded commitments. For the first nine months of 2026, $367,000 related to a provision recorded to the allowance for credit losses for the loan portfolio, net of charge-offs and recoveries, which was partially offset by a $97,000 credit recorded to the allowance for credit losses for unfunded commitments. The increase in the allowance for credit losses on the loan portfolio was primarily related to an increase in the calculated reserve rates, largely due to changes to the qualitative factor loss rates. The qualitative factor related to industry concentration increased the reserve rate for the commercial real estate and commercial loan pools, while the qualitative factor related to adversely classified loans increased the reserve rate for the residential mortgage loan pool.

Balance Sheet Summary

Total assets at September 30, 2026 were $734.2 million, a $6.9 million increase, or 1.0%, as compared to $727.3 million at December 31, 2025. Cash and cash equivalents decreased by $6.6 million, or 10.3%, from $64.3 million at December 31, 2025 to $57.7 million at September 30, 2026. The decrease in cash and cash equivalents was primarily due to an increase in loans receivable of $18.6 million, or 3.4%, partially offset by an increase in deposits of $7.1 million, or 1.2%. Securities available for sale were $48.2 million at September 30, 2026 as compared to $56.1 million at December 31, 2025, representing a decrease primarily due to the market value of the portfolio as well as paydowns received during the first nine months of 2026. Net loans receivable at September 30, 2026 and December 31, 2025 were $574.1 million and $555.4 million, respectively. Total deposits at September 30, 2026 and December 31, 2025 were $580.3 million and $573.3 million, respectively. The Company's uninsured deposits as a percentage of total deposits were 13.5% and 11.3%, at September 30, 2026 and December 31, 2025, respectively.

Stockholders’ equity at September 30, 2026 was $141.6 million, a $44,000 decrease, as compared to $141.6 million at December 31, 2025. The decrease in stockholders’ equity was primarily attributed to an increase in accumulated other comprehensive loss of $3.3 million, dividends declared and paid of $2.0 million during the first nine months of 2026, and share repurchases of $1.9 million, partially offset by net income of $6.4 million.

About Lake Shore

Lake Shore Bancorp is the holding company of Lake Shore Bank, a New York chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. Lake Shore Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about Lake Shore Bancorp is available at www.mylsbank.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, public health issues, geopolitical conflict, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, dividend policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

# # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Kim C. Liddell

President, CEO, and Director

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1012

Selected Financial Condition Data

	September 30,	December 31,
	2026	2025
	(Unaudited)
	(Dollars in thousands)

Total assets	$734,244	$727,323
Cash and cash equivalents	57,687	64,280
Securities available for sale, at fair value	48,224	56,138
Loans receivable, net	574,089	555,441
Deposits	580,345	573,277
Stockholders’ equity	141,595	141,639

Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$9,634	$9,351	$28,076	$26,825
Interest expense	2,493	2,996	7,383	8,883
Net interest income	7,141	6,355	20,693	17,942
Provision for credit losses	290	(269)	296	(221)
Net interest income after provision for credit losses	6,851	6,624	20,397	18,163
Total non-interest income	792	1,065	2,244	2,590
Total non-interest expense	4,835	4,843	14,831	14,346
Income before income taxes	2,808	2,846	7,810	6,407
Income tax expense	494	487	1,401	1,072
Net income	$2,314	$2,359	$6,409	$5,335
Basic and diluted earnings per share(1)	$0.31	$0.32	$0.87	$0.70
Dividends declared and paid per share(1)	$0.09	$0.09	$0.27	$0.22

Selected Financial Ratios
Return on average assets(2)	1.25%	1.28%	1.17%	1.01%
Return on average equity(2)	6.39%	7.31%	5.94%	6.83%
Average interest-earning assets to average interest-bearing liabilities	142.54%	139.79%	141.39%	132.50%
Interest rate spread(2)	3.55%	3.02%	3.48%	3.09%
Net interest margin(2)	4.17%	3.72%	4.08%	3.68%
Efficiency ratio	60.95%	65.26%	64.66%	69.87%

(1) Per share information reflects the effects of the Company's conversion and related stock offering for all periods presented, as applicable.

(2) Annualized

Average Balance Sheets, Interest, and Rates (Quarterly Comparison)

	For the Three Months Ended			For the Three Months Ended
	September 30, 2026			September 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$65,275	$591	3.62%	$73,188	$793	4.33%
Securities(1)	52,699	338	2.57%	55,750	365	2.62%
Loans receivable, net(3)	567,720	8,705	6.13%	554,615	8,193	5.91%
Total interest-earning assets	685,694	$9,634	5.62%	683,553	$9,351	5.47%
Other assets	54,824			56,139
Total assets	$740,518			$739,692

Interest-bearing liabilities:
Demand & NOW accounts	$64,187	$14	0.09%	$64,619	$15	0.09%
Money market accounts	155,672	732	1.88%	163,533	1,053	2.58%
Savings accounts	49,733	8	0.06%	47,677	9	0.08%
Time deposits	207,760	1,713	3.30%	210,852	1,889	3.58%
Total interest-bearing deposits	477,352	2,467	2.07%	486,681	2,966	2.44%
Borrowed funds & other interest-bearing liabilities	3,713	26	2.80%	2,315	30	5.18%
Total interest-bearing liabilities	481,065	$2,493	2.07%	488,996	$2,996	2.45%
Other non-interest bearing liabilities	114,729			121,512
Stockholders' equity	144,724			129,184
Total liabilities & stockholders' equity	$740,518			$739,692
Net interest income		$7,141			$6,355
Interest rate spread			3.55%			3.02%
Net interest margin			4.17%			3.72%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.85% and 3.00% for the three months ended September 30, 2026 and 2025, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Loans receivable, net is inclusive of deferred fees and costs and the allowance for credit losses on loans.

Average Balance Sheets, Interest, and Rates (Year-to-Date Comparison)

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2026			September 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$61,420	$1,636	3.55%	$41,485	$1,297	4.17%
Securities(1)	54,871	1,039	2.52%	56,585	1,113	2.62%
Loans receivable, net(3)	559,404	25,401	6.05%	551,275	24,415	5.91%
Total interest-earning assets	675,695	$28,076	5.54%	649,345	$26,825	5.51%
Other assets	53,975			53,523
Total assets	$729,670			$702,868

Interest-bearing liabilities
Demand & NOW accounts	$63,388	$44	0.09%	$63,920	$46	0.10%
Money market accounts	155,251	2,198	1.89%	156,626	2,875	2.45%
Savings accounts	50,541	24	0.06%	53,146	26	0.07%
Time deposits	205,667	5,045	3.27%	212,260	5,809	3.65%
Total interest-bearing deposits	474,847	7,311	2.05%	485,952	8,756	2.40%
Borrowed funds & other interest-bearing liabilities	3,058	72	3.14%	4,126	127	4.10%
Total interest-bearing liabilities	477,905	$7,383	2.06%	490,078	$8,883	2.42%
Other non-interest bearing liabilities	107,881			108,710
Stockholders' equity	143,884			104,080
Total liabilities & stockholders' equity	$729,670			$702,868
Net interest income		$20,693			$17,942
Interest rate spread			3.48%			3.09%
Net interest margin			4.08%			3.68%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.91% and 3.02% for the nine months ended September 30, 2026 and 2025, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Loans receivable, net is inclusive of deferred fees and costs and the allowance for credit losses on loans.

Average Balance Sheets, Interest, and Rates (Prior Quarter Comparison)

	For the Three Months Ended			For the Three Months Ended
	September 30, 2026			June 30, 2026
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$65,275	$591	3.62%	$64,801	$576	3.56%
Securities(1)	52,699	338	2.57%	54,910	348	2.54%
Loans receivable, net(3)	567,720	8,705	6.13%	559,192	8,464	6.05%
Total interest-earning assets	685,694	$9,634	5.62%	678,903	$9,388	5.53%
Other assets	54,824			53,753
Total assets	$740,518			$732,656

Interest-bearing liabilities:
Demand & NOW accounts	$64,187	$14	0.09%	$63,572	$14	0.09%
Money market accounts	155,672	732	1.88%	153,861	731	1.90%
Savings accounts	49,733	8	0.06%	50,642	8	0.06%
Time deposits	207,760	1,713	3.30%	210,894	1,719	3.26%
Total interest-bearing deposits	477,352	2,467	2.07%	478,969	2,472	2.06%
Borrowed funds & other interest-bearing liabilities	3,713	26	2.80%	3,105	23	2.96%
Total interest-bearing liabilities	481,065	$2,493	2.07%	482,074	$2,495	2.07%
Other non-interest bearing liabilities	114,729			106,759
Stockholders' equity	144,724			143,823
Total liabilities & stockholders' equity	$740,518			$732,656
Net interest income		$7,141			$6,893
Interest rate spread			3.55%			3.46%
Net interest margin			4.17%			4.06%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.85% and 2.92% for the three months ended September 30, 2026 and June 30, 2026, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Loans receivable, net is inclusive of deferred fees and costs and the allowance for credit losses on loans.

Selected Quarterly Financial Data

	As of or For the Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$734,244	$736,652	$722,011	$727,323	$742,802
Cash and cash equivalents	57,687	72,237	61,607	64,280	83,638
Securities, at fair value	48,224	53,567	54,179	56,138	56,049
Loans receivable, net	574,089	558,317	553,879	555,441	552,611
Deposits	580,345	578,240	566,620	573,277	590,345
Long-term debt	—	—	—	-	2,000
Stockholders’ equity	141,595	144,761	142,378	141,639	139,306

Condensed Statements of Income:
Interest income	$9,634	$9,388	$9,055	$9,457	$9,351
Interest expense	2,493	2,495	2,395	2,835	2,996
Net interest income	7,141	6,893	6,660	6,622	6,355
Provision for credit losses	290	119	(113)	40	(269)
Net interest income after provision for credit losses	6,851	6,774	6,773	6,582	6,624
Total non-interest income	792	749	703	683	1,065
Total non-interest expense	4,835	4,873	5,123	4,920	4,843
Income before income taxes	2,808	2,650	2,353	2,345	2,846
Income tax expense	494	477	430	411	487
Net income	$2,314	$2,173	$1,923	$1,934	$2,359
Basic and diluted earnings per share(1)	$0.31	$0.29	$0.26	$0.26	$0.32
Dividends declared and paid per share(1)	$0.09	$0.09	$0.09	$0.09	$0.09

Selected Financial Ratios:
Return on average assets(2)	1.25%	1.19%	1.07%	1.04%	1.28%
Return on average equity(2)	6.39%	6.04%	5.38%	5.49%	7.31%
Average interest-earning assets to average interest-bearing liabilities	142.54%	140.83%	140.76%	138.60%	139.79%
Interest rate spread(2)	3.55%	3.46%	3.43%	3.22%	3.02%
Net interest margin(2)	4.17%	4.06%	4.02%	3.85%	3.72%
Efficiency ratio	60.95%	63.77%	69.58%	67.35%	65.26%

Asset Quality Ratios:
Non-performing loans as a percent of loans at amortized cost	0.29%	0.25%	0.28%	0.30%	0.33%
Non-performing assets as a percent of total assets	0.24%	0.20%	0.22%	0.23%	0.25%
Allowance for credit losses on loans as a percent of loans at amortized cost	0.91%	0.84%	0.86%	0.87%	0.87%
Allowance for credit losses on loans as a percent of non-performing loans	307.93%	331.85%	302.76%	290.71%	265.57%

Share Information:
Common stock, number of shares outstanding(1)	7,779,898	7,863,818	7,863,388	7,825,388	7,825,501
Book value per share(1)	$18.20	$18.41	$18.11	$18.10	$17.80
Tier 1 leverage ratio (Bank-only)	17.56%	17.43%	17.54%	16.65%	16.34%
Total risk-based capital ratio (Bank-only)	23.89%	24.04%	23.81%	23.51%	22.76%

(1) Share and per share information reflects the effects of the Company's conversion and related stock offering for all periods presented, as applicable.

(2) Annualized